EXHIBIT 10.2


                          EMPLOYMENT AGREEMENT



     THIS AGREEMENT, made this 17th day of September, 2006, between NIKE, Inc. (hereinafter "Nike"), and Adam S. Helfant (hereinafter
"Executive").

     In consideration of the mutual covenants and promises contained herein, Nike and Executive agree as follows:

     1.     Employment.
            __________

            A. Executive is hereby employed by Nike in the position of Vice President, Global Sports Marketing. For the term of this Agreement, the position will report to Mark Parker, CEO of Nike, or his successor. In that capacity, Executive will be responsible for the global direction and management of Nike's sports marketing activities, including the sourcing, securing, development and retention of sports assets as part of Nike's overall marketing strategies.

            B. Executive agrees to faithfully perform his initial duties and those subsequently assigned to him by Nike to the best of his ability, experience and talent, and to perform all the duties assigned to him to the reasonable satisfaction of Nike.

     2.     Term of Employment.  The term of this Agreement shall be for
            __________________
three (3) years, commencing August 1, 2006 and terminating July 31, 2009, subject to prior termination as hereinafter provided in Paragraph 8.

     3.     Compensation.  During the period of time Executive is
            ____________
employed by Nike under this Agreement, Executive shall be compensated as follows:

            A.     Base Salary.  Effective August 2006, Executive's
                   ___________
initial base salary shall be at the rate of Eight Hundred Thousand Dollars ($800,000) per annum. Effective August 2007, Executive's base salary shall be increased to Nine Hundred Thousand Dollars ($900,000) per annum. Effective August 2008, Executive's base salary shall be increased to One Million Dollars ($1,000,000) per annum.

            B.     Performance Sharing Bonus.  Executive will be
                   _________________________
eligible to participate in Nike's incentive bonus Performance Sharing Plan (PSP) in accordance with the terms of the plan as follows:
Executive will have an incentive bonus target of seventy percent (70%) of Executive's base pay received during the preceding fiscal year. Executive's individual incentive bonus may be higher (up to one hundred and fifty percent (150%) of target) or lower than the target amount, depending upon company performance in relation to performance targets set annually by the Committee. Provided Executive is employed on July 31, 2009, he will receive his 2009 fiscal year incentive bonus notwithstanding the expiration of this Agreement.

            C. Long-Term Incentive. Executive will be eligible for a Long-Term Incentive award in accordance with the terms of the Nike Long-Term Incentive Plan (LTIP). Executive's target award under the
LTIP is Three Hundred Thousand Dollars $300,000. Executive's Long Term Incentive award may be higher (up to one hundred and fifty percent (150%) of target) or lower than the target amount, depending upon company performance in relation to performance targets set by the Committee. Provided Executive is employed on July 31, 2009, he will receive such Long Term Incentive award that may be due as a result of the completion of fiscal 2009 notwithstanding the expiration of this Agreement.

     4.     Stock Options.  Subject to the terms of the Nike, Inc. 1990
            _____________
Stock Incentive Plan, as it may be amended from time to time:

            Nike agrees to grant Executive Options to purchase shares of Nike, Inc. Class B Common Stock and Restricted Shares. Options are granted annually in or about July of each year, provided Executive is employed on the grant date. Restricted Shares are granted at the discretion of the Committee, historically, for reference only, every three years. Provided Executive remains employed, Options will vest 25 percent per year and the Restricted Shares will vest 33-1/3 percent per year. Options and Restricted Shares have been or will be granted pursuant to this Agreement in accordance with the following schedules:

Stock Options             Fiscal '07        Fiscal '08       Fiscal '09
Annual Grant (shares)        33,000           50,000           50,000


Restricted Stock ($)          Fiscal '07
July 14, 2006 Grant           $1,000,000


     5.     Benefits.  Executive shall be entitled to participate in
            ________
Nike's 401(k) plan, medical, dental, life and disability insurance plans, deferred compensation plan and such other benefit plans and packages that now are or may hereafter become available to Nike Executives in accordance with terms of those respective plans.

     6.     Confidentiality and Covenant Not to Compete.  In 1999, upon
            ___________________________________________
bona fide advancement, Executive executed a separate "Covenant Not to Compete and Non-Disclosure Agreement" attached as Exhibit A. It is understood that this Covenant Not to Compete and Non-Disclosure Agreement shall be independent of, survive the termination of, and not be deemed modified by, this Agreement.

     7.     Non-Disparagement.  Nike's reputation and goodwill in the
            _________________
marketplace is of utmost importance and value to Nike. Likewise, Executive's reputation is of paramount importance to Executive. Accordingly, during the term of this Agreement and for a period of one year following termination of this Agreement, neither Nike nor Executive will disparage, defame, denigrate and/or malign the other, or in Nike's case, it's Executives or its products, in any form or manner. Specifically, neither Nike nor Executive shall make any statement verbally or in writing, take any action or do anything to harm, reduce or prejudice the reputation of the other.

     8.     Termination.
            ___________

            A.     For Cause:  Nike may terminate Executive's employment
                   _________
for cause at any time after delivering written notice to Executive. For purposes of this Employment Agreement, cause shall only mean (i) continued failure to satisfactorily perform any of Executive's material employment duties or duties inherent in Executive's position or title, which failure continues, after written notice given to Executive by Nike with the opportunity to cure such failure within 30 days, (ii) insubordination, (iii) acts of dishonesty, (iv) involvement in illegal activities where such involvement in illegal activities violates Nike policies, places Nike or any of its executives at risk or has or could damage the reputation in the community of Nike or any of its related or subsidiary companies, (v) violation of Nike's anti-harassment or anti-discrimination policy, (vi) in carrying out Executive's duties, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct and that, in either case, results in material economic harm to Nike or material harm to Nike's reputation; (vii) violation of any material term or condition of this Agreement. Upon termination for cause, the obligations of Nike to Executive hereunder shall cease and Executive shall not be entitled to any severance payments.

            B.     Without Cause:  Nike may terminate Executive's
                   _____________
employment without cause. If, however, Executive is terminated without cause prior to conclusion of the term of this Agreement, Nike shall pay or provide to Executive the base salary and benefits which have been earned or become payable through the date of such termination but which have not yet been paid to Executive. In addition, Nike shall continue to pay Executive his then-existing base salary for a period of one year from the effective date of the termination, plus a one time payment at termination equal to one-hundred percent of Executive's target PSP bonus for the applicable fiscal year; provided Executive executes a Release of Claims. This amount shall be deemed full and final severance pay for all services provided to Nike by Executive and shall be Executive's sole and exclusive remedy for termination of this Agreement. If Executive violates the Release of Claims, Nike's obligation to pay salary continuation payments during such period immediately shall cease.

            C.     Executive Terminates:  If Executive terminates his
                   ____________________
employment for Good Reason, Executive shall be entitled to severance as if Executive were terminated Without Cause pursuant to Paragraph 8.B. Executive shall have Good Reason to terminate only: (i) in the event of violation of any material term or condition of this Agreement by Nike; and/or (ii) upon a change in reporting structure or a material reduction in the title or job responsibilities of the position described in Paragraph 1. If Executive terminates his employment without Good Reason, he shall not be entitled to any severance.

     9.     General Provisions.
            __________________

            A.     Entire Agreement.  This Agreement constitutes the
                   ________________
entire understanding between Executive and Nike and supersedes all prior agreements or discussions between the parties. No amendment or modification of this Agreement shall be valid unless it is in writing referring to this Agreement and signed by both parties.

            B.     Severability.  If any provision of this Agreement
                   ____________
shall be held invalid or unenforceable by a court of competent jurisdiction, the invalid provision(s) shall not affect any other provision of this Agreement.

            C.     Assignability.  This Employment Agreement is not
                   _____________
assignable by either party without the written consent of the other, except that the rights of Nike under this Agreement may be assigned to any parent, subsidiary, successor or affiliate of Nike, which assignor shall be bound by and comply with the terms of this Agreement.

            D.     Waiver.  The waiver by either party of a breach of
                   ______
any provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

            E.     Governing Law/Jurisdiction.  This Agreement shall be
                   __________________________
governed by the laws of the State of Oregon without regard to choice of law provisions. The parties consent that jurisdiction over and venue for any dispute arising out of Executive's employment with Nike, including but not limited to the interpretation or enforcement of this Agreement and the termination of Executive's employment with Nike, shall be exclusively in a state court of Washington County, Oregon.

IN WITNESS WHEREOF, the parties hereby execute this Agreement to be effective the day and year first written above.

EXECUTIVE                              NIKE, Inc.

/s/ Adam S. Helfant                     /s/ Lindsay D. Stewart
_________________________              _____________________________
Adam S. Helfant                        By:  Lindsay D. Stewart
                                       Its: Vice President